Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
CONTRACTS TO SUPPLY A LEKSELL GAMMA KNIFE PERFEXION SYSTEM
TO USC UNIVERSITY HOSPITAL
San Francisco, CA, March 31, 2008 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, announced today that it has entered into a 10-year contract to supply a Leksell Gamma Knife® Perfexion™ system to USC University Hospital, Los Angeles. This new Perfexion system, the fifth placed by AMS to date, is expected to begin treating patients in the second half of 2008.
“The Leksell Gamma Knife Perfexion is a new advanced system that takes stereotactic radiosurgery to the next level, and provides a platform for further refinement and expansion of radiosurgery procedures related to the brain and upper cervical regions,” said Michael L.J. Apuzzo, M.D., Edwin M. Todd/Trent H. Wells, Jr. Professor, Neurological Surgery and Radiation Oncology, Biology and Physics. “We are proud to be among the first cancer centers in the United States to make this exceptional treatment modality available to our patients.”
AMS Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, “USC University Hospital was among our earliest Gamma Knife customers, and ultimately bought the device from us outright at the end of the lease term in 1999. We welcome them back as a customer for the advanced Perfexion system. Our new agreement with one of the country’s leading cancer centers clearly demonstrates the value of AMS’ creative financing solutions in making next-generation radiosurgery devices available and affordable to our clinical partners across the country.”
About Leksell Gamma Knife® Perfexion™
Leksell Gamma Knife Perfexion maintains full clinical compatibility with the classic Leksell Gamma Knife and is supported by efficacy and outcome data from 400,000 treated patients worldwide and thousands of peer-reviewed scientific articles, making it a proven choice for radiosurgery of the brain. According to Elekta, Leksell Gamma Knife Perfexion reduces unwanted body dose to the patient by up to 100 times compared with competing technologies, which is particularly important for treatment of children and women of childbearing age, and allows for a dramatically increased treatable volume, which is expected to increase the number of patients that can benefit from Gamma Knife surgery. Elekta estimates that the fully automated and efficient single push-button approach can save 3-5 working weeks of physician time per year at an average Gamma Knife center.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2006, Form 10-Q for the three months ended March 31, 2007, June 30, 2007, and September 30, 2007 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2007.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com